Exhibit 99.1

Dear Shareholder,	May 7, 2009
Isabella Bank Corporation (ISBA) first quarter net income was $1.33 million versus $1.93 for the same period in 2008, a $598,000 decline. The decline in the 2009 net income was related principally to two items; an increase in the provision for loans losses and FDIC deposit insurance premium expense. Assets as of March 31, 2009 were $1.12 billion and assets under management, which includes loans sold and serviced, trust assets, and assets in our Raymond James brokerage operations, were $1.65 billion.
The provision for loan losses was increased by $265,000 to $1.47 million as the Corporation continues to conservatively build its allowance for loan losses in light of the most severe recession in the past 60 years. The allowance for loan losses was 1.65% at March 31, 2009 versus 1.63% at year end 2008. Insurance deposit premiums for the first quarter increased from $43,000 in 2008 to $885,000 in 2009. The increase in deposit insurance premiums will continue for the foreseeable future as the FDIC is required, by law, to rebuild its reserves depleted by the elevated number of bank failures. The combination of these two items reduced net income by approximately $730,000.
The Corporation’s asset quality as of March 31, 2009 continues to be good as evidenced by the relatively low percentage of assets to total assets that are classified as “non-performing” of 1.32%. The Corporation’s risk based capital to risk adjusted total assets ratio of 13.66% at the end of the most recent quarter was exceptionally strong when compared to the 8.0% required to be considered adequately capitalized under the Federal Reserve Board’s risk based capital rules.
Individuals who wish to purchase Isabella Bank Corporation shares may contact the Raymond James branch located at Isabella Bank at 989-773-3585. For current stock information and shares availability please visit www.pinksheets.com and enter the Corporation’s trading symbol ISBA.
If you have any comments or questions please feel free to call me at 989-779-6234 or e-mail me at dangner@isabellabank.com. Thank you for your continued support and confidence.

Dennis P Angner
President & CEO

This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarter ended March 31, 2009, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.